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                                                                    EXHIBIT 23.4

                         INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in the Registration Statement of Washington Mutual, Inc. on Form S-4 of our report dated January 15, 1998, except as to Note 2 of Notes to Consolidated Financial Statements, which is as of February 13, 1998 and Note 19 of Notes to Consolidated Financial Statements, which is as of March 16, 1998, relating to the consolidated statement of financial condition as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1997, which report appears in the December 31, 1998, annual report on Form 10-K of Washington Mutual, Inc. and to the reference to us under the heading "Experts" in the Proxy Statement, which is part of such Registration Statement.

/s/ KPMG
KPMG LLP
Los Angeles, California

August 4, 1999